As filed with the Securities and Exchange Commission on February 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVADEL PHARMACEUTICALS PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	98-1341933
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10 Earlsfort Terrace Dublin 2, Ireland, D02 T380	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Avadel Pharmaceuticals plc 2020 Omnibus Incentive Compensation Plan

(Full Title of the Plan)

Greg Divis

Chief Executive Officer

Avadel Pharmaceuticals plc

16640 Chesterfield Grove Road

Suite 200

Chesterfield, MO 63005

(636) 449-1830

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert E. Puopolo, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Christopher McLaughlin Arthur Cox 10 Earlsfort Terrace Dublin 2, Ireland D02 T380 (+353) 1 920 1026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Ordinary Shares, $0.01 nominal value	6,000,000 (3)	$8.52	$51,120,000	$5,577.19

(1)	Each Ordinary Share is represented by one American Depositary Share ("ADS").
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Consists of 6,000,000 Ordinary Shares, $0.01 nominal value each, of Avadel Pharmaceuticals plc (the "Registrant") issuable under the 2020 Omnibus Incentive Compensation Plan, pursuant to the terms of such plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on February 5, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020;

(c)	The registrant’s Current Reports on Form 8-K filed on January 10, 2020 (solely with respect to items 8.01 and 9.01 therein), February 24, 2020 (solely with respect to items 1.01, 3.02, 5.03 and 9.01 therein), April 27, 2020 (solely with respect to items 8.01 and 9.01 therein), April 29, 2020 (solely with respect to items 1.01 and 9.01 therein), July 2, 2020 (solely with respect to items 1.01, 2.01 and 9.01 therein), July 13, 2020, August 6, 2020 (as amended), August 28, 2020, September 14, 2020, and December 16, 2020;

(d)	The descriptions of the registrant's ordinary shares, $0.01 nominal value each and the registrant’s American Depositary Shares are incorporated by reference to Exhibit 4.6 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. Irish law permits a company to pay the costs or discharge the liability of a director, secretary or assistant secretary only where favorable judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director, secretary or assistant secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors, the secretary or assistant secretary of the Registrant. The Registrant's constitution contains indemnification and expense advancement provisions for persons who are not directors, the secretary or assistant secretaries of the Registrant. The Registrant's constitution also (i) confers a more limited indemnity on its directors, secretary and assistant secretaries for certain costs, and (ii) discharges the liability of a director, the secretary or assistant secretary where judgment is found in favor of such director, secretary or assistant secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director, secretary or assistant secretary acted honestly and reasonably and ought fairly to be excused. Any provision which seeks to indemnify a director, secretary or assistant secretary of an Irish company over and above this shall be void under Irish law, whether contained in its constitution or any contract between the director and the company.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

In addition to the indemnification provided for under the Registrant’s constitution, the Registrant has entered into indemnification agreements with its directors and certain of its officers and intends to enter into indemnification agreements with any new directors and certain officers in the future. Irish companies may take out directors' and officers' liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has taken out directors' and officers' liability insurance, as well as other types of insurance, for its directors and officers. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

4.1	Constitution (containing the Memorandum and Articles of Association) of Avadel Pharmaceuticals plc (incorporated by reference to Appendix 15 of Exhibit 2.1 to the registrant’s current report on Form 8-K, filed on July 1, 2016)

5.1	Opinion of Arthur Cox, Solicitors

23.1	Consent of Arthur Cox, Solicitors (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Avadel Pharmaceuticals 2020 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement filed on April 27, 2020)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference into this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on this 10th day of February, 2021.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Gregory J. Divis
Gregory J. Divis
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Avadel Pharmaceuticals plc, hereby severally constitute and appoint Gregory J. Divis and Thomas S. McHugh, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Avadel Pharmaceuticals plc to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory J. Divis Gregory J. Divis	Director, Chief Executive Officer and Principal Executive Officer	February 10, 2021

/s/ Thomas S. McHugh Thomas S. McHugh	Chief Financial Officer and Principal Financial and Accounting Officer	February 10, 2021

/s/ Geoffrey M. Glass Geoffrey M. Glass	Non-Executive Chairman and Director	February 10, 2021

/s/ Eric J. Ende Eric J. Ende, MD	Director	February 10, 2021

/s/ Mark A. McCamish Mark A. McCamish, MD, PhD	Director	February 10, 2021

/s/ Linda S. Palczuk Linda S. Palczuk	Director	February 10, 2021

/s/ Peter Thornton Peter Thornton	Director	February 10, 2021